Exhibit 99.1

Verisign Commences Registered Exchange Offer
for Its 4.625% Senior Notes due May 1, 2023

RESTON, VA – September 9, 2013 – VeriSign, Inc. (“Verisign”) (NASDAQ: VRSN), today announced the commencement of an exchange offer for all of its outstanding 4.625% Senior Notes due May 1, 2023 (the “Original Notes”), which are not registered under the Securities Act of 1933, as amended (the “Act”), for an equal principal amount of its 4.625% Senior Notes due May 1, 2023, which have been registered under the Act (the “Exchange Notes”). The exchange offer will commence on September 9, 2013 and expire at 11:59 p.m., New York City time, on October 4, 2013.

The Exchange Notes are substantially identical to the Original Notes, except that the Exchange Notes have been registered under the Act and will not bear any legend restricting their transfer.

Verisign will accept for exchange any Original Notes validly tendered and not withdrawn prior to the expiration of the exchange offer at 11:59 p.m., New York City time on October 4, 2013, unless the exchange offer is extended or terminated.

The terms of the exchange offer and other information relating to Verisign are set forth in a prospectus dated September 9, 2013. A written prospectus providing the terms of the exchange offer may be obtained from U.S. Bank National Association, which is serving as the exchange agent for the exchange offer. U.S. Bank National Association can be contacted at:

U.S. Bank National Association
Corporate Trust Services
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance
Facsimile: (651) 466-7372
Telephone: (800) 934-6802

This announcement does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The exchange offer is being made only pursuant to the prospectus dated September 9, 2013 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Verisign
As the global leader in domain names, Verisign powers the invisible navigation that takes people to where they want to go on the Internet. For more than 15 years, Verisign has operated the infrastructure for a portfolio of top-level domains that today includes .com, .net, .tv, .edu, .gov, .jobs, .name and .cc, as well as two of the world’s 13 Internet root servers. Verisign’s product suite also includes Distributed Denial of Service (DDoS) Protection Services, iDefense Security Intelligence Services and Managed DNS. To learn more about what it means to be Powered by Verisign, please visit VerisignInc.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause Verisign's actual results to differ materially from those stated or implied by such forward-looking statements. More information about potential factors that could affect Verisign’s business and financial results is included in Verisign's filings with the SEC, including in Verisign’s Annual Report on Form 10-K for the year ended Dec. 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Deana Alvy, dalvy@verisign.com, 703-948-4179

©2013 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.